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
----------                                                                                                -------------------------
 FORM 4                                                                                                         OMB Approval
----------                                   U.S.SECURITIES AND EXCHANGE COMMISSION                             ------------
[X] Check this box if no longer                     WASHINGTON D.C., 20549                                OMB Number    3235-0287
    subject to Section 16. Form                                                                           Expires: December 31, 2001
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated Average Burden
    continue. See Instruction 1(b).                                                                       Hours per response: 0.5
                                                                                                          -------------------------

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
SEE FOOTNOTE 2 BELOW
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting
   Person*                             |                                                   |      Person(s) to Issuer
Liraz Systems Ltd.                     |                                                   |           (Check all applicable)
-------------------------------------------------------------------------------------------|     _____ Director  __X__ 10% Owner
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Officer (give title below)
                                       |     Security Number     |     Month/Year          |     _____ Other (specify below)
3 Azrieli Center                       |     of Reporting        |     October 2001        |      ________________________________
---------------------------------------|     Person (Voluntary)  |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |   7. Individual or Joint/Group
                                       |     N/A                 |     Date of Original    |      Reporting. (Check applicable line)
Tel Aviv        Israel          67023  |                         |     (Month/Year)        |             Form Filed by One
                                       |                         |                         |     _______ Reporting  Person
                                       |                         |                         |
                                       |                         |                         |             Form Filed by More Than
                                       |                         |                         |     ___X___ One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3,4, and 5)    | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK                           |  10/10/2001   |  S    |       |250,000 |  D   |  $1.60   |             |  (2)    |  (2)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK                           |  10/18/2001   |  S    |       |250,000 |  D   |  $1.15   |             |  (2)    |  (2)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK                           |  10/26/2001   |  S    |       |250,000 |  D   |  $1.15   |          0  |  (2)    |  (2)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK (3)                       |               |       |       |        |      |          |  5,360,120  |   D     |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)

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
FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

--------------------------------------------------------------------------------------------------------------------------------
1.Title of             |2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  Derivative           |or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
  Security (Instr. 3)  |Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                       |Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                       |Security     |    Year)      |               | or Disposed  |                  |
                       |             |               |               | of (D)       |-------------------------------------------
                       |             |               |               | (Instr. 3,   |         |        |            |
                       |             |               |               |  4, and 5)   | Date    | Expir- |            | Amount or
                       |             |               |---------------|--------------| Exer-   | ation  |  Title     | Number of
                       |             |               | Code  |   V   | (A)  |  (D)  | cisable | Date   |            | Shares
--------------------------------------------------------------------------------------------------------------------------------
Series A1              |             |               |       |       |      |       |         |        |            |
Convertible Redeemable | $8.333      |  10/16/01     |  P/K  |       |10,000|       | 10/16/01| None   |Common Stock| 1,200,000
-----------------------|-------------|---------------|-------|-------|------|-------|---------|--------|------------|-----------
Series A               |             |               |       |       |      |       |         |        |            |
Convertible Redeemable | $10.00      |  10/16/01     |  S/K  |       |      | 10,000| 10/16/01| None   |Common Stock| 1,000,000
-----------------------|-------------|---------------|-------|-------|------|-------|---------|--------|------------|-----------
                       |             |               |       |       |      |       |         |        |            |
-----------------------|-------------|---------------|-------|-------|------|-------|---------|--------|------------|-----------
                       |             |               |       |       |      |       |         |        |            |
-----------------------|-------------|---------------|-------|-------|------|-------|---------|--------|------------|-----------
                       |             |               |       |       |      |       |         |        |            |
-----------------------|-------------|---------------|-------|-------|------|-------|---------|--------|------------|-----------
                       |             |               |       |       |      |       |         |        |            |
-----------------------|-------------|---------------|-------|-------|------|-------|---------|--------|------------|-----------
                       |             |               |       |       |      |       |         |        |            |
-----------------------|-------------|---------------|-------|-------|------|-------|---------|--------|------------|-----------
                       |             |               |       |       |      |       |         |        |            |
-----------------------|-------------|---------------|-------|-------|------|-------|---------|--------|------------|-----------
                       |             |               |       |       |      |       |         |        |            |
-----------------------|-------------|---------------|-------|-------|------|-------|---------|--------|------------|-----------
                       |             |               |       |       |      |       |         |        |            |
--------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of     | 10.Ownership     | 11.Nature of  |
   Derivative |   Derivative    |    Form of       |    Indirect   |
   Security   |   Securities    |    Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially  |    Security;     |    Ownership  |
              |   Owned at End  |    Direct (D) or |    (Instr. 4) |
              |   of Month      |    Indirect (I)  |               |
              |   (Instr. 4)    |    (Instr. 4)    |               |
-------------------------------------------------------------------|
     (1)      |      10,000     |       (2)        |      (2)      |
--------------|-----------------|------------------|---------------|
   $ 1,000    |       -0-       |       (2)        |      (2)      |
--------------|-----------------|------------------|---------------|
              |                 |                  |               |
--------------|-----------------|------------------|---------------|
              |                 |                  |               |
--------------|-----------------|------------------|---------------|
              |                 |                  |               |
--------------|-----------------|------------------|---------------|
              |                 |                  |               |
--------------|-----------------|------------------|---------------|
              |                 |                  |               |
--------------|-----------------|------------------|---------------|
              |                 |                  |               |
--------------|-----------------|------------------|---------------|
              |                 |                  |               |
--------------|-----------------|------------------|---------------|
              |                 |                  |               |
-------------------------------------------------------------------

Explanation of Responses:

(1) The securities that were acquired were acquired in exchange for the securities disposed of.

(2) These shares are owned directly by Advanced Systems Europe B.V. and indirectly by Liraz Systems Ltd., which wholly owns Advanced Systems Europe B.V.

*If the form is filed by more than one reporting person, see instruction 4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal               See Attached                  11/20/01
Violations.                                                                        -----------------------------          --------
                                                                                   Signature of Reporting Person            Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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


NAME AND ADDRESS OF FILERS FOR FORM 4 AND SIGNATURES OF FILING.



LIRAZ SYSTEMS LTD.

         /s/ Arie Kilman                                 November 20, 2001
-----------------------------------                     --------------------
LIRAZ SYSTEMS LTD. ("Liraz")                            Date
an Israeli corporation with its principal business
office at3 Azrieli Center, 67023 Tel Aviv, Israel




ADVANCED SYSTEMS EUROPE B.V.


         /s/ Arie Kilman                                 November 20, 2001
-----------------------------------                     --------------------
ADVANCED SYSTEMS EUROPE B.V. ("Advanced Systems")       Date
a Dutch corporation, with its principal place of business at 7b Vlierwerf, 4703 SB Roosendaal, Netherlands.
Advanced Systems is a wholly-owned subsidiary of Liraz.

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